Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form N-2 (No. 333-236574) of Oxford Lane Capital Corp. of our report dated May 17, 2023 relating to the financial statements, which appears in Oxford Lane Capital Corp.’s Annual Report on Form N-CSR for the year ended March 31, 2023.

/s/ PricewaterhouseCoopers LLP

New York, New York

May 17, 2023